Exhibit (a)(1)(iii)
Letter of Transmittal
Regarding Shares in T. Rowe Price OHA Select Private Credit Fund
Tendered Pursuant to the Offer to Purchase
Dated November 2, 2026
The Offer and withdrawal rights will expire on December 1, 2026 and this Letter of Transmittal must be received by
the Fund’s Transfer Agent by mail or e-mail by 11:59 p.m.,
Eastern Time, on December 1, 2026 unless the Offer is extended

Complete this Letter of Transmittal and follow the Transmittal
Instructions included herein
Ladies and Gentlemen:
The undersigned hereby tenders to T. Rowe Price OHA Select Private Credit Fund, a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is organized as a Delaware statutory trust (the “Fund”), the shares of beneficial interest in the Fund or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Purchase dated November 2, 2026 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The Offer and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.
The undersigned hereby sells to the Fund the shares of beneficial interest in the Fund or portion thereof tendered hereby pursuant to the Offer.
The undersigned hereby warrants that the undersigned has full authority to sell the shares of beneficial interest in the Fund or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the beneficial shares of interest in the Fund or portions thereof tendered hereby.
A non-transferable, non-interest bearing promissory note for the purchase price will be issued to the undersigned if the Fund accepts for purchase the shares tendered hereby. The undersigned acknowledges that DST Asset Manager Solutions, Inc., the Fund’s transfer agent, will hold the promissory note on behalf of the undersigned. The cash payment(s) of the purchase price for the shares of beneficial interest in the Fund or portion thereof of the undersigned, as described in Section 6 “Purchases and Payment” of the Offer to Purchase, shall be wired to the account from which your subscription funds were debited.
All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 “Withdrawal Rights” of the Offer to Purchase, this tender is irrevocable.

VALUATION DATE: December 31, 2026

TENDER OFFER EXPIRATION DATE: 11:59 p.m. (Eastern Time), December 1, 2026
PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST
If You Invest In The Fund Through A Financial Intermediary Through Whom You Expect To Have Your Tender Offer Request Submitted, Please Allow For Additional Processing Time As The Letter of Transmittal Must Ultimately Be Received By The Fund’s Transfer Agent No Later Than 11:59 p.m. (Eastern Time) On The Expiration Date.
Further, investments through a Financial Intermediary may require processing through their designated systems and require their sign off for the Transfer Agent to process. Incorrectly submitted forms may be rejected. Please contact your Financial Intermediary service team for any questions.
PLEASE MAIL OR E-MAIL COMPLETED FORMS TO:
T. Rowe Price OHA Select Private Credit Fund
c/o SS&C GIDS, Inc.
P.O. Box 219927
Kansas City, MO 64121
E-mail: oakhill.ai@dstsystems.com
If submitting via email, please do not send secured, encrypted or password protected as the Transfer Agent’s submission email only accepts unsecured correspondence.
PART 1 - NAME (AS IT APPEARS ON YOUR T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND STATEMENT) AND CONTACT INFORMATION

Fund Name:	—
Fund Account #:	—
Account Name/Registration:	—
Address:	—
City, State, Zip	—
Telephone Number:	—
E-mail Address:	—
Financial Intermediary Firm Name:	—
Financial Intermediary Account #:	—
Financial Advisor Name:	—
Financial Advisor Telephone #:	—

PART 2 - REQUESTED TENDER AMOUNT
Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

☐	Full Repurchase
☐	Partial Repurchase* of Class I Shares ( Shares)
☐	Partial Repurchase* of Class D Shares ( Shares)
☐	Partial Repurchase* of Class S Shares ( Shares)

*
If the requested partial repurchase would put the account balance below the required minimum balance, the Fund may reduce the amount to be repurchased such that the required minimum balance is maintained, unless you indicate otherwise by checking the following box:

☐	Change request to Full Repurchase if amount requested to be repurchased would need to be reduced to maintain minimum account balance
T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND ACCOUNT #: (Should be the same as on page 2)

PART 3 - PAYMENT
Payments will be directed back to the account from which your subscription funds were debited. Contact your financial intermediary or account manager if you have any questions.
PART 4 - SIGNATURE(S)
The undersigned subscriber acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Prospectus and the Offer to Purchase dated November 2, 2026 (the “Offer to Purchase”) and all capitalized terms used herein have the meaning as defined in the Fund’s Prospectus. This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering shareholder.
In the case of joint accounts, each joint holder must sign this repurchase request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date